UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2008

First Horizon National Corporation

(Exact Name of Registrant as Specified in its Charter)

TN	001-15185	62-0803242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	Departure of Certain Executive Officers.

Retirement of CEO, election as Vice Chairman.

On July 14, 2008, the company’s Board of Directors accepted Gerald L. Baker’s tender of retirement from the positions of Chief Executive Officer and President of the company and its bank subsidiary First Tennessee Bank National Association (the “Bank”), effective September 1, 2008, and his tender of retirement as a director of the Boards of Directors of the company and the Bank, effective at the close of business December 31, 2008. The Board also has elected Mr. Baker to the position of Vice Chairman of the Board, effective September 1, 2008; Mr. Baker is expected to remain in that position until he retires from the Board as indicated above. Mr. Baker presently serves on no standing committees of the company’s Board of Directors. Mr. Baker is expected to remain an officer and employee of the company as Vice Chairman until December 31, 2008, when he is expected to retire completely.

Promotion of CFO to CEO and President.

On July 14, 2008, the Board of Directors of the company and the Bank elected D. Bryan Jordan, age 46, to the positions of Chief Executive Officer and President of the company and the Bank, effective September 1, 2008. As a result Mr. Jordan will become the company’s principal executive officer at that time. Mr. Jordan joined the company in May 2007 as Executive Vice President and Chief Financial Officer, a position he holds at the present time. From 2000 until 2002 Mr. Jordan was Comptroller, and from 2002 until April 2007 Mr. Jordan was Chief Financial Officer, of Regions Financial Corp. During that time he was also an Executive Vice President and, from November 2006, a Senior Executive Vice President of Regions.

(c)	Election of Certain Executive Officers.

The information provided in item 5.02(b) of this Report hereby is incorporated into this item by reference. The following additional information is provided under this item 5.02(c).

General Compensation Information for Certain Executive Officers

Mr. Jordan participates in the company’s compensation plans and programs for executive officers. Additional information concerning their participation is provided in the following previously-filed materials, all of which are incorporated into this item by reference to the extent that they refer to Mr. Jordan or to all executive officers (whether or not named) generally:

1)	The “Executive Compensation” section of the company’s proxy statement for the 2008 annual meeting of shareholders, on pages 22-68, excluding the “Director Compensation” sub-section.

2)	Item 5.02(e) of the company’s Current Report on Form 8-K dated February 25, 2008 and exhibit 10.5(r) filed therewith.

3)	Exhibits 10.1, 10.2, 10.3, 10.4, and 10.5 filed with the company’s Current Report on Form 8-K dated April 28, 2008.

4)	Exhibits 10.5(s) and 10.5(t) filed with the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008.

5)	Item 5.02(e) of, and exhibit 10.1 filed with, this Current Report on Form 8-K.

The Compensation Committee of the Board of Directors approved certain changes to Mr. Jordan’s compensation in connection with his election, as described in item 5.02(e) below.

The Bank and its subsidiaries have entered into lending transactions in the ordinary course of business with our executive officers, directors, nominees, and their associates, and they expect to have such transactions in the future. Such transactions have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and have not involved more than the normal risk of collectibility or presented other unfavorable features. From time to time, the Bank and its broker-dealer subsidiaries (either as agent or as principal) may engage in securities transactions with, and the Bank and its subsidiaries have other banking transactions (including but not limited to deposit accounts and loan-related interest rate swaps) with, our executive officers and directors and their associates in the ordinary course of business on terms substantially similar to those available to members of the general public. The company’s executive officers and directors do not derive any special benefits from such transactions.

(d)	Election of D. Bryan Jordan to Board of Directors

On July 14, 2008, the Board of Directors of the company elected D. Bryan Jordan to the Board of the company and the Bank, effective September 1, 2008. In conformity with the company’s charter, as amended earlier this year, Mr. Jordan will not be placed in any Class of the Board and so will stand for election by the shareholders in 2009 and annually thereafter. Mr. Jordan was appointed to the Credit Policy and Executive Committee of the company’s and the Bank’s Boards of Directors, effective September 1, 2008.

Mr. Jordan is an officer of the company, and so will not participate in any compensation plans, programs, or arrangements available to non-employee directors, except to the extent that they are generally also available to executive officers. Information concerning the company’s loan and related transaction practices with directors, executive officers, and others, and general information concerning Mr. Jordan’s compensation arrangements with the company (none of which pertain to his election to the Board), is provided in item 5.02(c) above. Information concerning changes to his compensation arrangements related to his election to Chief Executive Officer and President is presented in item 5.02(e) below.

(e)	Compensation Actions Related to Certain Executive Officers

Compensation Changes Related to CEO and CFO.

On July 14, 2008, the Compensation Committee of the Board of Directors of the company took certain actions affecting or relating to compensatory or other arrangements with Messrs Baker and Jordan. Messrs Baker and Jordan are executive officers named in the company’s 2008 proxy statement in relation to 2007. Those actions were affirmed by the Board on July 15.

Compensation Changes Related to Mr. Baker

The Compensation Committee took several actions related to outstanding awards and perquisites of Mr. Baker, all subject to the conditions described below.

(a)	Mr. Baker’s outstanding unvested non-performance restricted shares will have vesting accelerate on December 31, 2008.

(b)

Mr. Baker’s regular performance restricted stock award granted in 2008, by its terms would have been partially forfeited in proportion to the amount of the performance period that will follow Mr. Baker’s retirement. The Committee waived that partial forfeiture so that the award will be paid or forfeited after its performance period ends, depending principally upon the company’s achievement of the applicable performance goals, without being affected by the retirement.

(c)

Mr. Baker’s retirement will not cause his annual cash bonus opportunity for 2008 under the company’s shareholder-approved 2002 Management Incentive Plan to be reduced. His bonus will continue to be dependent upon achievement of applicable 2008 performance goals, among other things.

(d)	The Committee approved extensions through 2009 of two personal services that are currently provided to Mr. Baker: financial counseling and tax preparation.

All of the foregoing actions are effective December 31, 2008 but are conditioned upon Mr. Baker signing a retirement agreement with the company that will provide the company, among other things, with a two-year non-competition agreement, a waiver of any rights Mr. Baker may have under any applicable change in control severance agreement, and a standard legal release of the company.

In some cases Mr. Baker’s retirement on December 31, 2008 will affect outstanding awards and plans automatically because Mr. Baker will retire ‘normally’ after attaining age 65. Among those: (a) Mr. Baker’s outstanding stock option awards will have their terms shortened to three years from retirement (five years for those options granted in connection with a deferral of salary or bonus), not to exceed the original expiration date; and, (b) Mr. Baker will be eligible for post-retirement payments under the company’s pension and other retirement plans in which he participates. In addition, two outstanding performance awards will not be affected by Mr. Baker’s retirement because their performance periods end in 2008: a regular long-term incentive program award granted in 2006 and a special performance share unit award granted in connection with a promotion in late 2005. Those awards will be paid or forfeited after the performance period ends, depending principally upon the company’s achievement of the applicable performance goals.

Compensation Changes Related to Mr. Jordan

In consideration of his promotion, the Compensation Committee approved an increase in Mr. Jordan’s annual salary rate from $672,000 to $800,000, effective September 1, 2008. The Committee increased Mr. Jordan’s 2008 annual bonus opportunity under the company’s 2002 Management Incentive Plan from 100% to 125% of salary, effective (on a pro rata basis) September 1, 2008. In addition, the Committee increased the size of the performance restricted stock award granted to Mr. Jordan in February 2008 under the company’s shareholder-approved 2003 Equity Compensation Plan by 15,000 shares to a total of 55,000 shares; the increase is granted effective September 1, 2008.

Other Compensation Action.

On July 14, 2008, the company determined to pay Elbert L. Thomas, Jr., a retired executive officer of the company who was named as such in the company’s 2008 proxy statement, $25,000 for consulting work. Mr. Thomas performed that consulting work for the company in connection with the previously-announced contract to sell a substantial portion of the company’s mortgage business. Mr. Thomas ceased to be an executive officer of the company in early 2007, and retired as an officer and employee in early 2008. Prior to his retirement in 2008, one of Mr. Thomas’ duties had been related to the mortgage business transaction.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)	Amendment to Bylaws

Amendment Related to Board Size Increase

On July 14, 2008, the company’s Board of Directors amended ARTICLE THREE, Section 3.2 of the company’s Bylaws. The Bylaws are amended immediately with various effective dates as described below.

This amendment: (i) increases the size of the company’s Board of Directors from twelve to thirteen persons, effective September 1, 2008 when Mr. Jordan’s election to the Board becomes effective as described in Item 5.02(d) above; and (ii) decreases the size of the company’s Board of Directors from thirteen to twelve persons, effective January 1, 2009 after Mr. Baker’s retirement from the Board has become effective as described in Item 5.02(b) above

Administrative Amendments

On July 15, 2008, the company’s Board of Directors amended ARTICLE FOUR, Sections 4.15, 4.20, and 4.23, ARTICLE EIGHT, Section 8.2, and ARTICLE NINE, Section 9.2 of the company’s Bylaws. The amended and restated Bylaws are filed herewith as Exhibit 3.2. All amendments were effective July 15, 2008. The amendments were administrative in nature. The primary effects of the amendments are as follows.

(i)	The amendments to Sections 4.15 and 4.20 authorize the General Counsel and the Secretary to sign documents filed with the U.S. Securities and Exchange Commission and state securities commissions.

(ii)

The amendments to Sections 4.23, 8.2, and 9.2 reflect that the formal title of the company’s principal accounting officer, James F. Keen, has changed from “Executive Vice President, Corporate Controller” to “Executive Vice President and Chief Accounting Officer.” Mr. Keen’s status as the company’s principal accounting officer for purposes of Securities and Exchange Commission regulations has not changed. The amendment to Section 4.23 also removes a reference to the duties of the Assistant Controller in the absence or disability of the Controller.

Item 8.01 Other Events

             As previously announced, during the second quarter of 2008 the company sold 69 million shares of its common stock for $10 per share in a registered public offering, netting approximately $659.8 million in new capital after expenses of the offering. During that quarter the company contributed $610 million of those proceeds to the Bank in the form of a common equity investment. That capital contribution will be reflected in the Bank’s financial statements and capital ratios for the period ended June 30, 2008.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits
The following exhibits are filed herewith:

Exhibit #	Description

3.2	Bylaws, as amended and restated July 15, 2008 (including 7-14-08 amendment to Section 3.2)

10.1

Amendments to Certain Stock-Based and Incentive Plans of First Horizon National Corporation, amending the 2003 Equity Compensation Plan, the 2002 Management Incentive Plan, and the Non-Employee Directors’ Deferred Compensation Stock Option Plan

All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

* * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)

Date: July 17, 2008	By:	/s/ Clyde A. Billings, Jr.
Senior Vice President, Assistant General Counsel, and Corporate Secretary

EXHIBIT INDEX

EX-10.1

Amendments to Certain Stock-Based and Incentive Plans of First Horizon National Corporation, amending the 2003 Equity Compensation Plan, the 2002 Management Incentive Plan, and the Non-Employee Directors' Deferred Compensation Stock Option Plan

EX-3.2	Bylaws, as amended and restated July 15, 2008 (including 7-14-08 amendment to Section 3.2)